Exhibit 3



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                            STOCK PURCHASE AGREEMENT

                                 by and between

                                   OAM, S.p.A.

                                       and

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.

                                   dated as of

                                January 10, 2002








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                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of January 10, 2002 (this "Agreement"), by and between OAM, S.p.A., an Italian corporation (the "Selling Stockholder") and Bion Environmental Technologies, Inc., a Colorado corporation (the "Purchaser").

            WHEREAS, the Selling Stockholder is the owner of 3,459,997 shares (the "Shares") of common stock, par value $.01 per share ("Centerpoint Common Stock"), of Centerpoint Corporation, a Delaware corporation ("Centerpoint");

            WHEREAS, upon the terms and subject to the conditions set forth herein, the Selling Stockholder desires to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Stockholder, all of the Shares;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF SHARES

            Section 1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the closing contemplated by this Agreement (the "Closing"), which is being held simultaneously with the execution herewith, the Selling Stockholder is selling, transferring, assigning, conveying and delivering to the Purchaser, and the Purchaser is purchasing from the Selling Stockholder, the Shares for an aggregate consideration to consist of:

            (a) 1,000,000 (the "Consideration Shares") shares of common stock, no par value per share, of the Purchaser (the "Purchaser Common Stock"), which are subject to the restrictions referred to in Section 3.11, and have the benefit of the registration rights agreement referred to in Section 2.2(a);

            (b) a warrant in substantially the form attached hereto as Exhibit "A", the "Consideration Warrant" and, together with the Consideration Shares, the "Consideration Securities") to purchase 1,000,000 shares of Purchaser Common Stock (the "Consideration Warrant Shares");

            (c) $3,700,000 in cash;

            (d) Assignment of 100% of $4.2 million principal and all accrued and unpaid interest, represented by that certain note dated June 13, 2001, by Trident Rowan Group Inc., a Maryland corporation ("TRG"), in favor of Centerpoint and its transferees and assigns (the "TRG Note");

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            (e) Assignment of 65% of that certain litigation claim of
Centerpoint against Banca di Intermediazione Mobiliare IMI S.p.A., an Italian corporation ("IMI"). In connection with such assignment, Selling Stockholder shall continue to administer any litigation related to, settlement of, or other resolution of such action and the assigned interest, to the best of its ability, on behalf of both Selling Stockholder and Centerpoint as Centerpoint's duly authorized agent. Selling Stockholder acknowledges that Purchaser has no knowledge whatsoever of the substance, validity or merit of the claims and makes no warranty or other representation of any kind in relation thereto;

            (f) Assignment of 65% of the Selling Stockholder's right to that certain escrow account pursuant to the Escrow Agreement by and among the Selling Stockholder, IMI and Aprillia, S.p.A., an Italian corporation (the "Aprilia Escrow"). In connection with such assignment, Selling Stockholder shall continue to administer any litigation related to, settlement of, or other resolution of such action and the assigned interest, to the best of its ability, on behalf of both Selling Stockholder and Centerpoint as Centerpoint's duly authorized agent. Selling Stockholder acknowledges that Purchaser has no knowledge whatsoever of the substance, validity or merit of the claims and makes no warranty or other representation of any kind in relation thereto; and

            (g) Release of the Shares from that certain Pledge Agreement dated June 13, 2001 (the "Pledge Agreement") by and between the Selling Stockholder and Centerpoint pursuant to the Assignment of Pledge Agreement between Centerpoint and Purchaser of even date herewith (all such consideration (a)-(g) above, the "Consideration"). The agreed upon aggregate value of the Consideration set forth in (d) through (g) above shall be $5,750,000.

            Section 1.2 Post-Closing Adjustment. If, prior to the expiration of the Adjustment Period (as defined below) the Purchaser issues, sells or transfers any of its equity securities or securities convertible into or exchangeable for equity securities, at a price which reflects or implies a price per share of Purchaser Common Stock less than $.75 per share, or amends, by formal amendment or waiver, the terms of any such outstanding security to reflect or imply such a price upon the closing of each such issuance, sale or transfer, the Purchaser shall issue to the Selling Stockholder a number of additional shares of Purchaser Common Stock computed in accordance with the following formula:

Y = .75(1,000,000)      -1,000,000
    --------------
      A

Where  Y =        The number of additional shares of Purchaser Common Stock
                  to be issued to the Selling Stockholder upon the closing of the transaction in question.

       A = The price per share Purchaser Common Stock reflected or implied by such transaction.


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            Provided, however, that notwithstanding anything to the contrary herein no adjustment shall be made for the issuance by Purchaser of any equity securities pursuant to the provisions of any of Purchaser's currently issued and outstanding "J" Warrants.

The "Adjustment Period" shall be a period commencing the day after the date hereof until such time as the cumulative equity investment in the Purchaser by third parties unaffiliated with the Selling Stockholder during such period shall equal $5 million.

                                   ARTICLE II
                          CLOSING; PAYMENT; DELIVERIES

            Section 2.1 The Closing. The Closing is taking place on the date hereof, at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022.

            Section 2.2 Deliveries by the Purchaser. At the Closing, the Purchaser is delivering to the Selling Stockholder:

            (a) the consideration contemplated by Section 1.1(a) hereof by delivery of stock certificates representing the Consideration Shares registered in the name of the Selling Stockholder and the duly executed Registration Rights Agreement in the form of Exhibit "B" hereto (the "Registration Rights Agreement");

            (b) the consideration contemplated by Section 1.1(b) hereof by delivery of the Consideration Warrant;

            (c) the consideration contemplated by Section 1.1(c) hereof by wire transfer in immediately available funds to the account or accounts specified by the Selling Stockholder in Exhibit C;

            (d) the consideration contemplated by Section 1.1(d) hereof by delivery of the TRG Note accompanied by duly executed instruments of transfer in substantially the form attached hereto as Exhibit D;

            (e) the consideration contemplated by Section 1.1(e) hereof by delivery of that certain Assignment of Loan Agreement of even date herewith in substantially the form attached hereto as Exhibit E;

            (f) the consideration contemplated by Section 1.1(f) hereof by delivery of that certain Assignment of Escrow Agreement of even date herewith in substantially the form attached hereto as Exhibit F;


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            (g) the consideration contemplated by Section 1.1(g) hereof by delivery of copies of an effective surrender and termination by Centerpoint of its rights under the Pledge Agreement in the form of Exhibit G; and

            (h) an officer's or director's certificate of the Purchaser certifying as to (i) resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transaction contemplated hereby (ii) a certificate of recent date as to the good standing of the Purchaser in the jurisdiction of its incorporation (iii) the Certificate of Incorporation and by-laws of the Purchaser as in effect on the date of such certificate.

            Section 2.3 Deliveries by the Selling Stockholder. At the Closing, the Selling Stockholder shall deliver to the Purchaser:

            (a) a stock certificate or stock certificates representing the Shares being purchased at the Closing, duly endorsed or accompanied by other duly executed instruments of transfer;

            (b) a countersigned copy of the Registration Rights Agreement;

            (c) a copy of all resolutions adopted by the Board of Directors of the Selling Stockholder authorizing the sale of the Shares to the Purchaser pursuant to the terms of this Agreement, certified by the Secretary of Selling Stockholder;

            (d) a letter substantially in the form of Exhibit H executed by the Selling Stockholder and TRG (the "Side Letter").

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                           OF THE SELLING STOCKHOLDER

            The Selling Stockholder represents and warrants to the Purchaser as follows:

            Section 3.1 Organization.

            (a) The Selling Stockholder is a corporation duly organized, validly existing, and in good standing under the laws of Italy, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed is not reasonably likely to (x) have a Material Adverse Effect on the Selling Stockholder; or (y) impair the ability of the Selling Stockholder to perform its obligations hereunder.

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            (b) As used in this Agreement, the term "Material Adverse Effect"
shall mean a material adverse effect on the business, assets, results of operations or financial condition of the Selling Stockholder or the Purchaser, as the case may be; provided, however, that a Material Adverse Effect shall not include (a) any change or effect relating or due to general economic or industry-wide conditions and (b) any change or effect resulting from the announcement of the parties' intention to execute or execution of this Agreement or the consummation of the transactions contemplated hereby.

            Section 3.2 Authorization; Validity of Agreement.

            (a) The Selling Stockholder has the requisite corporate power and authority to execute and deliver this Agreement, the Side Letter and the Registration Rights Agreement (collectively the "Selling Stockholder Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Selling Stockholder of the Selling Stockholder Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Selling Stockholder and no other corporate proceedings on the part of the Selling Stockholder are necessary to authorize the execution and delivery of the Selling Stockholder Transaction Documents by the Selling Stockholder and the consummation of the transactions contemplated hereby and thereby. The Selling Stockholder Transaction Documents have been duly executed and delivered by the Selling Stockholder and, assuming due authorization, execution and delivery of the Selling Stockholder Transaction Documents by the parties hereto other than the Selling Stockholder, are valid and binding obligations of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with their terms, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            Section 3.3 Capitalization. The authorized capital stock of Centerpoint consists of 20,250,000 shares of Common Stock of which 5,589,092 shares will be outstanding, excluding shares issued upon exercise or conversion of options, warrants, convertible debt instruments or other rights outstanding as of the date hereof, in accordance with their applicable terms, and 4,750,000 shares of Preferred Stock of which no shares will be outstanding, excluding shares issued upon exercise or conversion of options, warrants, convertible debt instruments or other rights outstanding as of the date hereof, in accordance with their applicable terms. Each outstanding share of Centerpoint Common Stock and Preferred Stock is duly authorized, validly issued, fully paid and nonassessable, without any personal liability attaching to the ownership thereof and has not been issued and is not owned or held in violation of any preemptive rights of stockholders. Except as set forth in Schedule 3.3, there is no commitment, plan or arrangement to issue, and no outstanding option, preemptive right, warrant or other right, instrument or security calling for the issuance of, any share of capital stock of Centerpoint or any security or other instrument which by its terms is convertible into, exercisable for or exchangeable for capital stock of Centerpoint.

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            Section 3.4 No Violations; Consents and Approvals.

            (a) The execution and delivery of the Selling Stockholder Transaction Documents by the Selling Stockholder and the consummation by the Selling Stockholder of the transactions contemplated hereby and thereby will not
(i) violate any provision of the certificate of incorporation or bylaws of the Selling Stockholder, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Selling Stockholder is a party or by which any of its assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Selling Stockholder or any of its properties or assets; except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not reasonably be likely to (x) have a Material Adverse Effect on the Selling Stockholder; or (y) impair the ability of the Selling Stockholder to perform its obligations hereunder.

            (b) No filing or registration with, notification to, or authorization, consent or approval of, any foreign, federal, state, local, municipal, county or other governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or similar entity (including any branch, department or official thereof) (a "Governmental Entity") is required in connection with the execution and delivery of the Selling Stockholder Transaction Documents by the Selling Stockholder or the consummation by the Selling Stockholder of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made which would not reasonably be likely to (x) have a Material Adverse Effect on the Selling Stockholder; or (y) impair the ability of the Selling Stockholder to perform its obligations hereunder.

            Section 3.5 Ownership and Possession of Shares.

            (a) The Shares and the certificates representing the Shares are now owned by the Selling Stockholder, or by a nominee or custodian for the sole and exclusive benefit of the Selling Stockholder and, upon delivery to Purchaser of the surrender and termination by Centerpoint of its rights under the Pledge Agreement as set forth in Section 2.2(g), will be free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act of 1933, as amended (the "Securities Act") or state securities laws.

            (b) As used in this Agreement, the term "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, hypothecations, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

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            Section 3.6 Good Title Conveyed. The stock certificates, stock powers, endorsements, assignments, and other instruments being executed and delivered by the Selling Stockholder to the Purchaser at the Closing will be valid and binding obligations of the Selling Stockholder, enforceable in accordance with their respective terms, and will effectively vest in the Purchaser good, valid and marketable title to all the Shares pursuant to and as contemplated by this Agreement free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws.

            Section 3.7 Centerpoint SEC Reports and Financial Statements.

            (a) Except as set forth on Schedule 3.7(a), Centerpoint has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 1998 (together, the "Centerpoint SEC Reports"). The forms, reports and documents filed by Centerpoint from December 1, 1998 through March 31, 2000, and
Note 21 (the "Subsequent Event Note") to the financial statements included in TRG's Form 10-K for the fiscal year ended December 31, 1999 (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Centerpoint SEC Reports (the "Centerpoint Financial Statements"), as they would need to be adjusted to take into account the events reflected in the Subsequent Event Note (i) was prepared from the books of account and other financial records of Centerpoint and its Subsidiaries (as defined herein), (ii) was prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) presented fairly the consolidated financial position of Centerpoint and its consolidated Subsidiaries as at the respective dates thereof and the results of their operations and their cash flows for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to the omission of footnotes and normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on Centerpoint).

            (c) The Selling Stockholder has heretofore furnished to the Purchaser complete and correct copies of (i) all agreements, documents and other instruments not yet filed by Centerpoint with the SEC but that are currently in effect and that Centerpoint expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by Centerpoint with the SEC to all agreements, documents and other instruments that previously had been filed by Centerpoint with the SEC and are currently in effect.

            (d) Except as set forth in Schedule 3.7(d), Centerpoint has no liabilities or other obligations of a nature that would be required to be set disclosed on a balance sheet of

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Centerpoint or the footnotes thereto prepared in accordance with GAAP, other than liabilities and other obligations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Centerpoint.

            Section 3.8 Bank Statements. The bank statement of Centerpoint for the month ended December 31, 2001, in the form previously delivered to the Purchaser, fairly and accurately reflects the accounts of Centerpoint as of such date.

            Section 3.9 Brokers. Except for Investec Ernst & Co. ("Investec") and Joseph Stevens & Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of the Selling Stockholder or Centerpoint. Centerpoint is solely responsible for the fees and expenses of Investec.

            Section 3.10 Investment Representations.(a) The Selling Stockholder is acquiring the Consideration Securities for the Selling Stockholder's own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting any participation therein.

            (b) The Selling Stockholder has been advised by the Purchaser that the Consideration Securities have not yet been registered under the Act, that the Consideration Securities will be issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Purchaser's reliance thereon is based in part upon the representations made by the Selling Stockholder in this Agreement. The Selling Stockholder acknowledges that the Selling Stockholder is otherwise familiar with, the nature of the restriction imposed by the Act and the rules and regulations thereunder on the transfer of the Consideration Securities. In particular, the Selling Stockholder agrees that no sale, assignment or transfer of the Consideration Securities shall be valid or effective, and the Purchaser shall not be required to give any effect to such a sale, assignment or transfer, unless (i) the sale, assignment or transfer of the Consideration Securities is registered under the Act, it being understood that the Consideration Securities are not yet registered for re-sale although the Purchaser has agreed to so register the Consideration Securities as provided in the Registration Rights Agreement, or (ii) the Consideration Securities are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act, it being understood that Rule 144 is not available at the present time for the sale of the Consideration Securities, or (iii) such sale, assignment or transfer of the Consideration Securities is otherwise exempt from registration under the Securities Act. The Selling Stockholder further understands that absent registration under the Securities Act, an opinion of counsel and other documents may be required to transfer the Consideration Securities. The Selling Stockholder acknowledges that the Consideration Securities shall be subject to a stop transfer order and the certificates evidencing any Consideration Securities shall bear the

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            following or a substantially similar legend or such other legend as may appear on the forms of the Consideration Securities and such other legends as may be required by state blue sky laws for so long as the Consideration Securities remain unregistered under the Act:
            "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and neither such securities nor any interest therein may be offered, sold, pledged, assigned or otherwise transferred unless (1) a registration statement with respect thereto is effective under the Act and any applicable state securities laws or (2) the Purchaser receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to the Purchaser, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Act or applicable state securities laws."

            Section 3.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Selling Stockholder nor any other Person (as defined herein) makes any other express or implied representation or warranty on behalf of the Selling Stockholder or any of its affiliates in connection with the transactions contemplated hereby.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

            The Purchaser represents and warrants to the Selling Stockholder as follows:

            Section 4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed is not reasonably likely to (x) have a Material Adverse Effect on the Purchaser; or (y) impair the ability of the Purchaser to perform its obligations hereunder.

            Section 4.2 Capitalization and Indebtedness. The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser's Common Stock of which 13,481,930 are issued and outstanding as of the date hereof without giving effect to the issuance of shares to Selling Shareholder and Centerpoint pursuant to the transactions contemplated hereby or the automatic conversion of any of Purchaser's convertible debt securities as a result of the

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transaction contemplated hereby. In accordance with the terms of the convertible securities of the Purchaser set forth on Schedule 4.2 hereof, the convertible securities will by their terms be converted into not more than 19,050,000 shares of Purchaser's Common Stock upon the consummation of the transactions contemplated by this Agreement (the "Conversion of Indebtedness") if conversion occurs on or before January 15, 2002. Each outstanding share of Purchaser's Common Stock is duly authorized, validly issued, fully paid and nonassessable, without any personal liability attaching to the ownership thereof and has not been issued and is not owned or held in violation of any preemptive rights of stockholders. Except as set forth on Schedule 4.2, there is no commitment, plan or arrangement to issue, and no outstanding option, preemptive right, warrant or other right, instrument or security calling for the issuance of any share of capital stock of the Purchaser or any security or other instrument which by its terms is convertible into, exercisable for or exchangeable for capital stock of the Purchaser. As of the date hereof the Purchaser is not in default with respect to any Indebtedness and the consummation of the transactions contemplated by this Agreement and the Centerpoint Stock Subscription Agreement will not result in any such default. Immediately following the consummation of the transactions contemplated by this Agreement and the Conversion of Indebtedness if conversion occurs on or before January 15, 2002, the total outstanding indebtedness of the Purchaser shall not be greater than $950,000, and indebtedness other than subordinated indebtedness shall not be greater than $950,000.

            Section 4.3 Authorization; Validity of Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the documents and agreements attached hereto as exhibits to be executed and delivered by Purchaser (such documents and exhibits, the "Purchaser Transaction Documents"). The execution and delivery by the Purchaser of this Agreement and the Purchaser Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the Purchaser Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Purchaser Transaction Documents have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement and the Purchaser Transaction Documents by the parties thereto other than the Purchaser, are valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            Section 4.4 No Violations; Consents and Approvals.

            (a) The execution and delivery of this Agreement and the Purchaser Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) violate any provision of the certificate

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of incorporation or bylaws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which the Purchaser or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, any of its Subsidiaries or any of their properties or assets, except in the case of clauses
(ii) and (iii) for violations, breaches or defaults which would not reasonably be likely to (x) have a Material Adverse Effect on the Purchaser; or (y) impair the ability of the Purchaser to perform its obligations hereunder.

            (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Purchaser Transaction Documents by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby and thereby, except such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be likely to (x) have a Material Adverse Effect on the Purchaser; or (y) impair the ability of the Purchaser to perform its obligations hereunder.

            Section 4.5 Issuance of Consideration Shares at the Closing. The Consideration Shares, being issued at the Closing are, and the Consideration Warrant Shares will be, when issued, validly issued, fully paid and nonassessable, and the issuance of such shares is not subject to preemptive or subscription rights.

            Section 4.6 Good Title Conveyed. The stock certificates, stock powers, endorsements, assignments and other instruments being executed and delivered by the Purchaser to the Selling Stockholder at the Closing will be valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, and will effectively vest in the Selling Stockholder good, valid and marketable title to all the Consideration to be transferred to the Selling Stockholder pursuant to and as contemplated by this Agreement free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and state securities laws.

            Section 4.7 Purchaser SEC Reports and Financial Statements.

            (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 1998 (collectively, the "Purchaser SEC Reports"). The Purchaser SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports (the "Purchaser Financial Statements") (i) was prepared from the books of account and other financial records of the Purchaser and its Subsidiaries, (ii) was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) presented fairly the consolidated financial position of the Purchaser and its consolidated Subsidiaries as at the respective dates thereof and the results of their operations and their cash flows for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to the omission of footnotes and normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on the Purchaser).

            (c) The Purchaser has heretofore furnished to the Selling Stockholder complete and correct copies of (i) all agreements, documents and other instruments not yet filed by the Purchaser with the SEC but that are currently in effect and that the Purchaser expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect.

            (d) No Undisclosed Liabilities. Except as disclosed in the Purchaser SEC Reports filed prior to the date hereof and an additional amount of approximately $350,000 which has been advanced by affiliates of Purchaser since the date of its most recent Quarterly Report on Form 10-QSB, since December 31, 2000, Purchaser has not incurred any liabilities that are of a nature that would be required to be disclosed on its balance sheet or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business or (ii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

            Section 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

            Section 4.9 No Resale. (a) The Purchaser is acquiring the Shares for the Purchaser's own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting any participation therein.

            (b) The Purchaser has been advised by the Selling Stockholder that the Shares are not registered and are being transferred hereunder on the basis of the statutory exemption under the Securities Act and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Selling Stockholder's reliance thereon is based in part upon the representations made by the Purchaser in this Agreement. The Purchaser acknowledges that the Purchaser is otherwise familiar with the nature of the restriction imposed by the Act and the rules and regulations thereunder on the transfer of the Shares, by the legend reflected on the share certificate being conveyed to the Purchaser at Closing and by the other restrictions that may have been placed thereon by Centerpoint.

            Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of the Purchaser or any of its affiliates.

                                    ARTICLE V
                               REGISTRATION RIGHTS

            The parties acknowledge that the Selling Stockholder is accepting the Consideration Shares and the Consideration Warrants in reliance on covenants made by the Purchaser in the Registration Rights Agreement. Selling Stockholder agrees that during the term of the Registration rights Agreement, neither the Selling Stockholder nor any of its affiliates, agents, successors or assigns shall engage in any short sales of the Purchaser's Common Stock, and that in the event that any such person engages in short sales of the Purchaser's Common Stock against the future delivery of any pro rata share of Purchaser's securities pursuant to a registration statement or otherwise, the Purchaser shall have no obligation to deliver such pro rata share of such securities to any such person.

                                   ARTICLE VI
                                  MISCELLANEOUS

            Section 6.1 Public Announcements. The Purchaser and the Selling Stockholder shall, and shall cause their affiliates to, consult promptly with each other prior to issuing any press release, making any required filing or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, provide to the other party within a reasonable timeframe for review a copy of any such press release or statement, and shall not issue any such press release, public filing or make any such public statement prior to such consultation and a reasonable opportunity for review and comment, the duration of which is specified at the time of review and shall make reasonable efforts to accommodate the comments of the other party, unless otherwise required by applicable law or any listing agreement with a securities exchange.

            Section 6.2 Fees and Expenses. All costs and expenses incurred by a party in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

            Section 6.3 Non-Survival of Representations and Warranties. Other than the representations and warranties set forth in Sections 3.8, 4.2 and 4.6, which shall survive in perpetuity, the representations and warranties made in this Agreement shall survive only until the second anniversary of the date hereof.

            Section 6.4 Amendment; Waiver. This Agreement may be amended, modified or supplemented by the parties hereto, at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed in the United States or Italy by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) If to the Selling Stockholder, to:

                  OAM S.p.A.
                  Via Fieno 8
                  20121 Milan, Italy
                  Facsimile:  011-39-02-72000457
                  Attention:  Board of Directors

                  with a copy to:

                  Mark Hauser
                  FDG Associates
                  299 Park Avenue, 16th Floor
                  New York, New York  10171
                  Telephone:  (212) 940-6835
                  Facsimile:  (212) 940-6803

(b)   If to the Purchaser, to:

                  Bion Environmental Technologies, Inc.
                  18 East 50th Street, 10th Floor
                  New York, New York  10022
                  Telephone:  (212) 758-6622
                  Facsimile:  (212) 588-0286
                  Attention:  David Mitchell
                  with a copy to:

                  Krys Boyle Freedman & Sawyer
                  600 17th St., Suite 2700S
                  Denver, CO  80202
                  Telephone (303) 893-2300
                  Facsimile  (303) 893-2882
                  Attention:  Stanley F. Freedman

            Section 6.6 Certain Definitions. As used in this Agreement:

            (a) The term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person.

            (b) The term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act).

            (c) The term "Subsidiary" or "Subsidiaries", with respect to any person, means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            Section 6.7 Interpretation. When a reference is made in this Agreement to a section, article, paragraph, clause, annex or exhibit, such reference shall be to a reference to this Agreement unless otherwise clearly indicated to the contrary. The descriptive article and section headings herein are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting either gender shall include both genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            Section 6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

            Section 6.9 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), between the parties with respect to the subject matter hereof.

            Section 6.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 6.11 Specific Performance. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached; accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 6.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            Section 6.13 Submission to Jurisdiction. Each of the Selling Stockholder and the Purchaser hereby irrevocably submits in any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York. The parties hereto waive any and all objections to the laying of venue of any such litigation in such jurisdiction and agree not to plead or claim in any such litigation that such litigation has been brought in an inconvenient forum.

            Section 6.14 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.14.

            Section 6.15 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns and are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            Section 6.16 Legal Representation of Investec. The parties hereto acknowledge that Kramer Levin Naftalis & Frankel LLP ("Kramer Levin") was retained by Investec to represent Investec in connection with the transactions contemplated hereby and that, notwithstanding the fact that from time to time Kramer Levin has represented various affiliates of the Selling Stockholder in connection with specific transactions, the parties understand Kramer Levin's preparation of this Agreement and the documents contemplated hereby was solely at the request of and in its role as counsel to Investec Neither party hereto is relying on Kramer Levin for representation or advice in connection with this Agreement or with the transactions contemplated hereby and without a written agreement to the contrary, Kramer Levin shall owe no duties to any party hereto.


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                                       17

            IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              OAM S.p.A.


                              By:
                                    ------------------------------
                              Name:
                              Title:


                              BION ENVIRONMENTAL TECHNOLOGIES, INC.


                              By:
                                    ------------------------------
                              Name:
                              Title:

                                TABLE OF CONTENTS



                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

Section 1.1  Purchase and Sale of Shares.............................1
Section 1.2  Post-Closing Adjustment.................................2

                                   ARTICLE II

                          CLOSING; PAYMENT; DELIVERIES

Section 2.1  The Closing.............................................3
Section 2.2  Deliveries by the Purchaser.............................3
Section 2.3  Deliveries by the Selling Stockholder...................4

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

Section 3.1  Organization............................................4
Section 3.2  Authorization; Validity of Agreement....................5
Section 3.3  Capitaliation...........................................5
Section 3.4  No Violations; Consents and Approvals...................5
Section 3.5  Ownership and Possession of Shares......................6
Section 3.6  Good Title Conveyed.....................................7
Section 3.7  Centerpoint SEC Reports and Financial Statements........7
Section 3.8  Bank Statements.........................................8
Section 3.9  Brokers.................................................8
Section 3.10 Investment Representations..............................8
Section 3.11 No Other Representations or Warranties..................9


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1  Organization............................................9
Section 4.2  Capitalization and Indebtedness.........................9
Section 4.3  Authorization; Validity of Agreement...................10
Section 4.4  No Violations; Consents and Approvals..................10
Section 4.5  Issuance of Consideration Shares at the Closing........11
Section 4.6  Good Title Conveyed....................................11

Section 4.7  Purchaser SEC Reports and Financial Statements.........11
Section 4.8  Brokers................................................12
Section 4.9  No Resale..............................................12
Section 4.10 No Other Representations or Warranties.................13


                                    ARTICLE V

                               REGISTRATION RIGHTS .................13



                                   ARTICLE VI

                                  MISCELLANEOUS

Section 6.1  Public Announcements...................................13
Section 6.2  Fees and Expenses......................................13
Section 6.3  Non-Survival of Representations and Warranties.........13
Section 6.4  Amendment; Waiver......................................14
Section 6.5  Notices................................................14
Section 6.6  Certain Definitions....................................15
Section 6.7  Interpretation.........................................15
Section 6.8  Counterparts...........................................15
Section 6.9  Entire Agreement.......................................15
Section 6.10 Severability...........................................16
Section 6.11 Specific Performance...................................16
Section 6.12 Governing Law..........................................16
Section 6.13 Submission to Jurisdiction.............................16
Section 6.14 Waiver of Jury Trial...................................16
Section 6.15 Assignment.............................................16
Section 6.16 Legal Representation of Investec.......................17


Exhibit A    Consideration Warrant
Exhibit B    Registration Rights Agreement
Exhibit C    Accounts Specified by Selling Shareholder
Exhibit D    TRG Note and Assignment Documents
Exhibit E    Assignment of Loan Agreement
Exhibit F    Assignment of Escrow Agreement
Exhibit G    Pledge Agreement
Exhibit H    Side Letter


                                      -ii-